Filed Pursuant to Rule 424(b)(3)
Registration No. 333-263547

HUNTINGTON BANCSHARES INCORPORATED

Offer to Exchange

$560,516,000 2.487% Fixed-to-Fixed Rate Subordinated Notes due 2036

(CUSIP No. 446150 AX2 and ISIN No. US446150AX20)

Registered Under the Securities Act of 1933, as amended

for Any and All Outstanding

$560,516,000 2.487% Fixed-to-Fixed Rate Subordinated Notes due 2036

(CUSIP Nos. 446150 AW4 and U44750 AA2 and

ISIN Nos. US446150AW47, USU44750AA27)

Principal Terms of the Exchange Offer

This is an offer (the “exchange offer”) by Huntington Bancshares Incorporated, a Maryland corporation (“Huntington,” the “Company,” “we,” “us,” “our,” the “Issuer” or the “Registrant”), to exchange all of the Company’s outstanding unregistered 2.487% Fixed-to-Fixed Rate Subordinated Notes due 2036 (CUSIP No. 446150 AW4 and U44750 AA2 and ISIN No. US446150AW47 and USU44750AA27) (the “Restricted Notes”) for an equal principal amount of the Company’s registered 2.487% Fixed-to-Fixed Rate Subordinated Notes due 2036 (CUSIP No. 446150 AX2 and ISIN No. US446150AX20) (the “Registered Notes”), the offer of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”).

The Company issued the Restricted Notes on August 16, 2021 in a private offer for cash and on September 8, 2021 in a private offer pursuant to which additional such notes were exchanged for the Company’s 4.350% Subordinated Notes due 2023 and The Huntington National Bank’s (the “Bank”) 6.250% Subordinated Notes due 2022, 4.600% Subordinated Notes due 2025 and 4.270% Subordinated Notes due 2026.

The exchange offer expires at 5:00 p.m., New York City time, on May 3, 2022, unless the Company extends the offer. You may withdraw tenders of Restricted Notes at any time prior to the expiration of the exchange offer. The exchange offer is not subject to any condition other than that it will not violate applicable law or interpretations of the staff of the Securities and Exchange Commission (the “SEC”) and that no proceedings with respect to the exchange offer have been instituted or threatened in any court or by any governmental agency. The exchange offer is not conditioned upon any minimum aggregate principal amount of Restricted Notes being tendered for exchange.

Principal Terms of the Registered Notes

The terms of the Registered Notes to be issued in the exchange offer are substantially identical in all material respects to the terms of the Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer. No public market currently exists for the Restricted Notes. The Company does not intend to list the Registered Notes on any securities exchange or to apply for quotation in any automated dealer quotation system, and, therefore, no active public market is anticipated.

The Registered Notes, like the Restricted Notes, will be unsecured, unsubordinated obligations of the Company and unsecured and subordinated in right of payment to the payment of its existing and future Senior Debt (as defined in the Indenture (as defined herein)) governing the Restricted Notes and which includes, among other things, our debt to general creditors) and will rank equal in right of payment to all of the Company’s existing and future subordinated indebtedness that is not specifically stated to be junior to the Registered Notes. See “Description of the Registered Notes—Subordination.” The Registered Notes are obligations of Huntington Bancshares Incorporated, a Maryland corporation, only and are not guaranteed by any of its subsidiaries. As a result, the Registered Notes will be structurally subordinated to the liabilities and other obligations, including deposits, of our subsidiaries, including the Bank. The Registered Notes will not be entitled to any sinking fund.

You should carefully consider the risk factors beginning on page 10 of this prospectus before participating in the exchange offer.

Each broker-dealer that receives Registered Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that, for a period of up to 180 days after the expiration date of the applicable exchange offer, if requested by one or more such broker-dealers, the Company will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers. See “Plan of Distribution.”

The Registered Notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation (“FDIC”), or any other governmental agency or instrumentality. None of the SEC, any state securities commission, the FDIC, the Board of Governors of the Federal Reserve System (the “Federal Reserve”) nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 24, 2022.

The Company has not authorized anyone to provide you with information that is different from the information included or incorporated by reference in this document. The Company cannot take responsibility for, nor provide assurances as to the reliability of, any different or additional information that others may give you. This document may only be used where it is legal to sell these securities.

No person is authorized in connection with this exchange offer to give any information or to make any representation not contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. You should assume that the information contained in this prospectus is accurate only as of its date.

This prospectus does not constitute an offer to sell or buy any Registered Notes in any jurisdiction where it is unlawful to do so. You should base your decision to invest in the Registered Notes and participate in the exchange offer solely on information contained or incorporated by reference in this prospectus.

No person should construe anything in this prospectus as legal, business or tax advice. Each person should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the exchange offer under applicable legal investment or similar laws or regulations.

We have filed with the SEC a registration statement on Form S-4 (File No. 333-263547) with respect to the exchange offer and the Registered Notes. This prospectus, which forms part of that registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about the Company, the exchange offer and the Registered Notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules and the documents incorporated by reference herein. Statements the Company makes in this prospectus or in the documents incorporated by reference herein about certain contracts or other documents are not necessarily complete. When the Company makes such statements, the Company refers you to the copies of the contracts or documents that are filed, because those statements are qualified in all respects by reference to those exhibits. The registration

i

statement incorporates important business and financial information about the Company that is not included or delivered with this document. The registration statement, including its exhibits and schedules, is available at the SEC’s website at www.sec.gov. You may also obtain this information without charge by writing to Huntington Bancshares Incorporated, 41 South High Street, Columbus, Ohio 43287, Attention: Huntington Investor Relations or calling telephone number (614) 480-5676.

In order to ensure timely delivery, you must request the information no later than April 26, 2022, which is five business days before the expiration of the exchange offer.

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CAUTIONARY NOTE CONCERNING FACTORS THAT MAY AFFECT FUTURE RESULTS

This prospectus and the documents incorporated herein and therein by reference contain certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan,” “target,” “goal,” or similar expressions, or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; the magnitude and duration of the COVID-19 pandemic and related variants and mutations and their impact on the global economy and financial market conditions and our business, results of operations, and financial condition; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve; volatility and disruptions in global capital and credit markets; movements in interest rates; cessation of LIBOR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Frank Act”) and the Basel III regulatory capital reforms, as well as those involving the Office of the Comptroller of the Currency, Federal Reserve, FDIC, and Consumer Financial Protection Bureau; the possibility that the anticipated benefits of the transaction with TCF Financial Corporation are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Huntington does business; and other factors that may affect our future results. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2021 and the documents subsequently filed by us with the SEC. We assume no obligation to update any forward-looking statements. The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC, and in this prospectus.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. We assume no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events, except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

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SUMMARY

The following is a summary of some of the information contained or incorporated by reference in this prospectus. This summary does not contain all the details concerning the exchange offer or the Registered Notes, including information that may be important to you. To better understand our business and financial position, you should carefully review this entire document and the documents incorporated by reference herein, including the information under “Risk Factors” and “Cautionary Note Concerning Factors that May Affect Future Results.”

Huntington Bancshares Incorporated

We are a multi-state diversified regional bank holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through the Bank, we have over 150 years of servicing the financial needs of our customers. Through our subsidiaries, we provide full-service commercial and consumer banking services, mortgage banking services, automobile financing, recreational vehicle and marine financing, equipment financing, inventory finance, investment management, trust services, brokerage services, insurance products and services, and other financial products and services. At December 31, 2021, our 1,092 full-service branches and private client group offices are primarily located in Ohio, Colorado, Illinois, Indiana, Kentucky, Michigan, Minnesota, Pennsylvania, West Virginia and Wisconsin. Select financial services and other activities are also conducted in various other states. International banking services are available through the headquarters office in Columbus, Ohio. Our foreign banking activities, in total or with any individual country, are not significant.

On June 9, 2021, Huntington closed the acquisition of TCF Financial Corporation in an all-stock transaction valued at $7.2 billion. TCF was a financial holding company headquartered in Detroit, Michigan with operations across the Midwest. Historical periods prior to June 9, 2021 reflect results of legacy Huntington operations. Subsequent to closing, results reflect all post-acquisition activity.

As of December 31, 2021, we had, on a consolidated basis, total assets of approximately $174 billion, total deposits of approximately $143 billion and total shareholders’ equity of approximately $19 billion.

Our principal executive offices are located at 41 South High Street, Columbus, Ohio 43287, and our telephone number is (614) 480-2265.

THE EXCHANGE OFFER

Background	Huntington issued the Restricted Notes on August 16, 2021 in a private offer for cash and on September 8, 2021 in a private offer pursuant to which additional such notes were exchanged for its 4.350% Subordinated Notes due 2023 and the Bank’s 6.250% Subordinated Notes due 2022, 4.600% Subordinated Notes due 2025 and 4.270% Subordinated Notes due 2026. We are offering to issue the Registered Notes in exchange for the Restricted Notes to satisfy our obligations under the Registration Rights Agreement, dated as of August 16, 2021 (the “Registration Rights Agreement”), that we entered into in connection with those private offerings.

The exchange offer is intended to satisfy the rights granted to holders of the Restricted Notes in the Registration Rights Agreement. After the exchange offer is complete, holders of Restricted Notes will no longer be entitled to any exchange or registration rights with respect to the Restricted Notes.

Exchange Offer	We are offering to exchange the Restricted Notes for a like principal amount of Registered Notes, the offer of which has been registered under the Securities Act.

The Registered Notes will be substantially identical in all material respects to the Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer.

The Restricted Notes may be exchanged only in minimum denominations of $2,000 and larger integral multiples of $1,000. You should read the discussion under the headings “Description of the Registered Notes” for further information regarding the Registered Notes. You should also read the discussion under the heading “Terms of the Exchange Offer” for further information regarding the exchange offer and resale of the Registered Notes.

Resales	Based on interpretations by the staff of the SEC set forth in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated and Shearman & Sterling, the Company believes that the Registered Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

•	are acquiring the Registered Notes in the ordinary course of business;

•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Registered Notes; and

•	you are not an “affiliate” of the Company, as defined in Rule 405 of the Securities Act.

By agreeing to the terms stated in the letter of transmittal and exchanging your Restricted Notes for Registered Notes, as described below, you will be making representations to this effect.

Each participating broker-dealer that receives Registered Notes for its own account pursuant to the exchange offer in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the Registered Notes. See “Plan of Distribution.”

Any holder of Restricted Notes who:

•	is an affiliate of the Company, as defined in Rule 405 of the Securities Act;

•	does not acquire the Registered Notes in the ordinary course of its business; or

•	cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters must, in the absence of an exemption, comply with registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Registered Notes. The Company will not assume, nor will the Company indemnify you against, any liability you may incur under the Securities Act or state or local securities laws if you transfer any Registered Notes issued in the exchange offer absent compliance with the applicable registration and prospectus delivery requirements or an applicable exemption.

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on May 3, 2022, or such later date and time to which the Company extends it. The Company does not currently intend to extend the expiration time.

Conditions to the Exchange Offer	The exchange offer is subject to the following conditions, which the Company may waive:

•	the exchange offer does not violate applicable law or applicable interpretations of the staff of the SEC; and

•

there is no action or proceeding instituted or threatened in any court or by any governmental agency with respect to this exchange offer, which, in the Company’s judgment, could reasonably be expected to impair the Company’s ability to proceed with the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of the Restricted Notes being tendered for exchange.

See “Terms of the Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering the Restricted Notes	If you wish to accept and participate in the exchange offer, you must follow the instructions contained in this prospectus and the letter of transmittal. If you wish to participate in the exchange offer, you must also comply with the Automated Tender Offer Program (“ATOP”) procedures of The Depository Trust Company (“DTC”) described herein.

By agreeing to be bound by the letter of transmittal, pursuant to the agent’s message, you represent to the Company that, among other things:

•	any Registered Notes that you receive will be acquired in the ordinary course of business;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Registered Notes;

•

if you are a broker-dealer that will receive Registered Notes for your own account in exchange for Restricted Notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of the Registered Notes; and

•	you are not an “affiliate” of the Company, as defined in Rule 405 under the Securities Act.

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such Restricted Notes in the exchange offer, you should promptly contact the person in whose name the Restricted Notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to delivering your Restricted Notes, you must either make appropriate arrangements to register ownership of the Restricted Notes in your name or obtain a properly completed bond power from the person in whose name the Restricted Notes are registered. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration time.

If you are a beneficial owner that holds Restricted Notes through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), or Clearstream Banking, société anonyme (“Clearstream”), and wish to tender your Restricted Notes, contact Euroclear or Clearstream directly to ascertain the procedures for tendering Restricted Notes and comply with such procedures.

Withdrawal of Tenders

Tenders of the Restricted Notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration time. To withdraw, you must send a written notice of withdrawal to the exchange agent at its address indicated under “Terms of the Exchange Offer—Exchange Agent” before the expiration time of the exchange offer.

Acceptance of the Restricted Notes and Delivery of the Registered Notes	If all of the conditions to the completion of this exchange offer are satisfied, the Company will accept any and all Restricted Notes that are properly tendered in this exchange offer and not properly withdrawn before the expiration time. The Company will return any Restricted Notes that the Company does not accept for exchange to its registered holder at the Company’s expense promptly after the expiration time. The Company will deliver the Registered Notes to the registered holders of Restricted Notes accepted for exchange promptly after the expiration time and acceptance of such Restricted Notes. See “Terms of the Exchange Offer—Acceptance of Restricted Notes for Exchange; Delivery of Registered Notes.”

Effect on Holders of the Restricted Notes	As a result of making, and upon acceptance for exchange of all validly tendered Restricted Notes pursuant to the terms of, the exchange offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. If a holder of Restricted Notes does not tender its Restricted Notes in the exchange offer, such holder will continue to hold their Restricted Notes and such holder will be entitled to all the rights and limitations applicable to the Restricted Notes in the Indenture (as defined herein), except for any rights under the Registration Rights Agreement that by their terms terminate upon the consummation of the exchange offer. See “Terms of the Exchange Offer—Purpose and Effect of the Exchange Offer.”

Consequences of Failure to Exchange	All untendered Restricted Notes will continue to be subject to the restrictions on transfer provided for in the Restricted Notes and in the Indenture. In general, the Restricted Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state or local securities laws. The trading market for your Restricted Notes will likely become more limited to the extent that other holders of Restricted Notes participate in the exchange offer. Following consummation of the exchange offer, the Company will not be required to register under the Securities Act any Restricted Notes that remain outstanding, except in the limited circumstances in which it is obligated to file a shelf registration statement for certain holders of Restricted Notes not eligible to participate in the exchange offer pursuant to the Registration Rights Agreement. If your Restricted Notes are not tendered and accepted in the exchange offer, it may become more difficult to sell or transfer the Restricted Notes. See “Terms of the Exchange Offer—Additional Obligations” and “Risk Factors.”

Material U.S. Federal Income Tax Considerations	The exchange of Restricted Notes for Registered Notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth under the heading “Terms of the Exchange Offer—Exchange Agent.”

THE REGISTERED NOTES

The terms of the Registered Notes are summarized below. This summary is not a complete description of the Registered Notes. For a more detailed description of the Registered Notes, see the discussion under the heading “Description of the Registered Notes.” In this section, the terms the “Company,” the “Issuer,” “we” and “our” refer only to Huntington Bancshares Incorporated and not any of its subsidiaries, including the Bank. Other than the restrictions on transfer, the Registered Notes will have the same terms as the Restricted Notes.

Issuer	Huntington Bancshares Incorporated, a Maryland corporation

Title	2.487% Fixed-to-Fixed Rate Subordinated Notes due 2036

Reset Date	August 15, 2031

Maturity Date	August 15, 2036

Interest Rates	The Registered Notes will accrue interest to, but excluding, the Reset Date or the date of earlier redemption, at a fixed rate of 2.487% per annum, and from and including the Reset Date to, but excluding, the Maturity Date at a rate per annum which will be the Five-year U.S. Treasury Rate (as defined herein) as of the Reset Determination Date (as defined herein) plus 1.170% per annum.

Interest Payment Dates	Each February 15 and August 15.

Holders of the Restricted Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Restricted Notes from the last interest payment date on which interest was paid on such Restricted Notes to the date of issuance of the Registered Notes. Interest on the Restricted Notes accepted for exchange will cease to accrue upon issuance of the Registered Notes. Interest is payable on the Registered Notes beginning with the first interest payment date following the consummation of the exchange offer.

Ranking; Subordination; No Guarantees	The Registered Notes will be unsecured and subordinated in right of payment to the payment of our existing and future Senior Debt (as defined in the Indenture and described below under “Description of the Registered Notes”), will rank equal in right of payment to all of our existing and future indebtedness ranking on a parity with the Registered Notes and will be senior to any liabilities and other obligations of ours that ranks junior and not equally with or prior to the Registered Notes. The Registered Notes are not guaranteed by any of our subsidiaries. As a result, the Registered Notes will be structurally subordinated to the liabilities of our subsidiaries, including the Bank. The Registered Notes will not be entitled to any sinking fund.

The Indenture governing the Registered Notes does not contain any limitation on the amount of debt or other obligations ranking senior to or pari passu with the indebtedness evidenced by the Registered Notes that we may incur hereafter.

Redemption/Repayment	We may at our option redeem the Registered Notes, in whole but not in part, on and only on the Reset Date, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, at a redemption price equal to 100% of the principal amount of the Registered Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. See “Description of the Registered Notes—Optional Redemption.”

We may also redeem the Registered Notes at any time prior to the Maturity Date, in whole, but not in part, subject to obtaining the prior approval of the Federal Reserve, to the extent such approval is then required under the rules of the Federal Reserve, within 90 days after the occurrence of a “Tax Event,” a “Tier 2 Capital Event” (each as defined in “Description of the Registered Notes—Optional Redemption”) or if we are required to register as an investment company pursuant to the Investment Company Act of 1940 (the “1940 Act”), in each case, at a redemption price equal to 100% of the principal amount of the Registered Notes, plus any accrued and unpaid interest to, but excluding, the redemption date.

Calculation Agent	We will appoint a calculation agent (which in no event shall be the Trustee or any paying agent unless otherwise agreed to in writing) for the Registered Notes prior to the Reset Determination Date. In addition, we or our affiliate may assume the duties of the calculation agent.

Covenants	The terms of the Registered Notes will contain only very limited protections for holders of Registered Notes. In particular, the Registered Notes will not place any restrictions on our or our subsidiaries’ ability to issue debt securities or otherwise incur additional indebtedness or other obligations ranking senior to the Registered Notes. The Indenture also allows us to consolidate with, or sell, lease or otherwise transfer all or substantially all of our assets to, or merge with or into, any other corporation, trust or other entity if certain conditions are met. See “Description of the Registered Notes—Merger, Consolidation or Sale of Assets.”

Events of Default; Acceleration	Certain events of bankruptcy, insolvency or receivership relating to us will be events of default with respect to the Registered Notes.

If an event of default has occurred, the principal of and accrued but unpaid interest on the Registered Notes will automatically, and without any declaration or other action on the part of the Trustee (as defined below) or any holder of Registered Notes, become immediately due and payable.

A default in the payment of principal of or interest on the Registered Notes or in our performance of any other obligation under the Registered Notes or the Indenture will not constitute an event of default under the Indenture and will not give rise to any right of acceleration.

Use of Proceeds	The Company will not receive any cash proceeds from the issuance of the Registered Notes. In consideration for issuing the Registered Notes as contemplated in this prospectus, the Company will receive in exchange Restricted Notes in like principal amount, which will be cancelled and, as such, issuing the Registered Notes will not result in any increase in the Company’s indebtedness.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Form and Denominations	The Registered Notes will be book-entry only and registered in the name of a nominee of DTC. Investors may elect to hold interests in the Registered Notes through Clearstream or Euroclear, if they are participants in these systems, or indirectly through organizations that are participants in these systems. The Registered Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000.

Risk Factors	For a discussion of factors you should carefully consider before deciding to purchase the Registered Notes, see “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” beginning on pages iii and 10, respectively, of this prospectus and the “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference in this prospectus.

No Public Market	The Registered Notes are new securities, and there is currently no established trading market for the Registered Notes. See “Risk Factors.” An active trading market may not develop for the Registered Notes, and we do not intend to apply to list the Registered Notes on any securities exchange or for quotation in any automated dealer quotation system.

Governing Law	The Registered Notes will be, and the Indenture is, governed by and construed in accordance with the laws of the State of New York.

RISK FACTORS

Investing in the Registered Notes involves risks, which risks are substantially equivalent to those applicable to the Restricted Notes exchanged therefor except that the Registered Notes will be registered. Prospective investors should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein. In particular, you should carefully consider the risk factors discussed below and under “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 30, 2021. See “Incorporation of Certain Information by Reference” and “Cautionary Note Concerning Factors That May Affect Future Results.”

Risks Related to the Business

You should read and consider risk factors specific to Huntington’s businesses. These risks are described in Part I, Item 1A of Huntington’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. For the location of information incorporated by reference in this prospectus, see the section entitled “Where You Can Find More Information.”

Related to the Registered Notes

Our obligations under the Registered Notes will be unsecured and subordinated.

Our obligations under the Registered Notes will be unsecured and subordinated in right of payment to all of our existing and future Senior Debt, which includes, among other things, our debt to general creditors. As of December 31, 2021, we had approximately $2.1 billion of Senior Debt, approximately $781 million of indebtedness ranking on a parity with the Registered Notes and approximately $247 million of indebtedness ranking junior to the Registered Notes, including our junior subordinated debentures or indentures, as applicable, issued to our statutory trusts. As of that date, we had a total consolidated indebtedness of $7.1 billion, including $3.2 billion of indebtedness of our subsidiaries. We may incur substantial other indebtedness, including additional Senior Debt and indebtedness ranking on a parity with the Registered Notes, in the future. The Indenture governing the Registered Notes does not contain any limitation on the amount of debt or other obligations ranking senior to or pari passu with the indebtedness evidenced by the Registered Notes that we may incur hereafter.

The Registered Notes are our obligations and not obligations of or guaranteed by our subsidiaries and will be structurally subordinated to the claims of our subsidiaries’ creditors.

The Registered Notes are exclusively our obligations and not those of our subsidiaries. We are a holding company that conducts substantially all of our operations through our bank and non-bank subsidiaries. As a result, our ability to make payments on the Registered Notes will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. If we do not receive sufficient cash dividends and other distributions from our subsidiaries, it is unlikely that we will have sufficient funds to make payments on the Registered Notes.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the Registered Notes or to provide us with funds to pay our obligations on the Registered Notes, whether by dividends, distributions, loans or other payments. In addition, any dividend payments, distributions, loans or advances to us by our subsidiaries in the future will require the generation of future earnings by our subsidiaries and may require regulatory approval. There are statutory and regulatory limitations on the payment of dividends by the Bank to us, as well as by us to our stockholders. The Bank may not, without prior regulatory approval, pay a dividend in an amount greater than its undivided profits. If the Bank is unable to make dividend payments to us and sufficient capital is not otherwise available, we may not be able to make principal and interest payments on our debt, including the Registered Notes.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise will generally be subject to the prior claims of creditors of that subsidiary. Your ability as a holder of the Registered Notes to benefit indirectly from that distribution also will be subject to these prior claims. The Registered Notes are not guaranteed by any of our subsidiaries. As a result, the Registered Notes will be structurally subordinated to all existing and future liabilities and obligations of our subsidiaries, including claims or depositors and general or subordinated creditors of the Bank, which means that our subsidiaries’ creditors will be paid from our subsidiaries’ assets before holders of the Restricted Notes would have any claims to those assets. Therefore, you should look only to our assets for payments on the Registered Notes. At December 31, 2021, the aggregate amount of all debt and other liabilities of the Bank, including deposits, was approximately $154 billion. The Bank and our other subsidiaries may incur additional debt and liabilities in the future, all of which would rank structurally senior to the Registered Notes.

The Registered Notes will be effectively junior to all of our and our subsidiaries’ secured indebtedness.

The Registered Notes will be effectively subordinated to any of the existing and future secured debt we or our subsidiaries may incur, to the extent of the value of the assets securing such debt. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any debt that ranks ahead of the Registered Notes will be entitled to be paid in full from our assets before any payment may be made with respect to the Registered Notes. Holders of the Registered Notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same ranking as the Registered Notes based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we may not have sufficient assets to pay amounts due on the Registered Notes. As a result, if holders of the Registered Notes receive any payments, they may receive less, ratably, than holders of secured indebtedness.

There are limited covenants in the Indenture governing the Registered Notes.

Neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including additional Senior Debt, under the Indenture governing the Registered Notes. If we incur additional debt or liabilities, our ability to pay our obligations on the Registered Notes could be adversely affected. We expect to incur, from time to time, additional debt and other liabilities. In addition, we are not restricted under the Indenture from granting security interests over our assets or from paying dividends or issuing or repurchasing our securities.

In addition, there are no financial covenants in the Indenture. You are not protected under the Indenture in the event of a highly leveraged transaction, reorganization, a default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of the Registered Notes—Merger, Consolidation or Sale of Assets.”

Holders of the Registered Notes will have limited rights if there is an event of default.

Payment of principal on the Registered Notes may be accelerated only in the case of certain events of bankruptcy, insolvency or receivership involving Huntington. There is no right of acceleration in the case of default in the payment of principal of or interest on the Registered Notes or in the performance of any of our other obligations under the Registered Notes or the Indenture governing the Registered Notes.

The interest rate on the Registered Notes will reset on the Reset Date and may result in an interest rate that is less than the initial fixed annual rate of 2.487% in effect until the Reset Date.

The interest rate on the Registered Notes on and after the Reset Date will equal the Five-year U.S. Treasury Rate as of the Reset Determination Date, plus 1.170% per annum. Therefore, the interest rate on the Registered Notes on and after the Reset Date could be more or less than the initial fixed rate of 2.487%. We have no control over the factors that may affect U.S. Treasury Rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that may impact U.S. Treasury Rates.

The historical Five-year U.S. Treasury Rates are not an indication of future Five-year U.S. Treasury Rates.

In the past, U.S. Treasury Rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. Treasury Rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury Rates is not an indication that U.S. Treasury Rates are more or less likely to increase or decrease at any time, and you should not take the historical U.S. Treasury Rates as an indication of future rates.

The Registered Notes are not insured or guaranteed by the FDIC.

The Registered Notes are not savings accounts, deposits or other obligations of a bank and are not insured by the FDIC or any other governmental agency or instrumentality.

Risks Related to the Exchange Offer

You may have difficulty selling the Restricted Notes that you do not exchange.

If you do not exchange your Restricted Notes for Registered Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Restricted Notes described in the legend on your Restricted Notes and we will not be required to offer another opportunity for you to exchange your Restricted Notes for Registered Notes, except in limited circumstances. The restrictions on transfer of your Restricted Notes arise because we issued the Restricted Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may offer or sell the Restricted Notes only if they are registered under the Securities Act and applicable state securities laws or are offered and sold under an exemption from these requirements. We do not intend to register the Restricted Notes under the Securities Act. We may in the future seek to acquire untendered Restricted Notes in the open market or privately negotiated transactions, through subsequent exchange offer or otherwise. We have no present plans to acquire any Restricted Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Restricted Notes. To the extent Restricted Notes are tendered and accepted in the exchange offer, the trading market, if any, for the remaining Restricted Notes would likely be adversely affected. See “Terms of the Exchange Offer—Consequences of Failure to Exchange” for a discussion of the possible consequences of failing to exchange your Restricted Notes.

Because we anticipate that most holders of the Restricted Notes will elect to exchange their Restricted Notes, we expect that the liquidity of the market for any Restricted Notes remaining after the completion of the exchange offer will be substantially limited. Any Restricted Notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the Restricted Notes outstanding. Following the exchange offer, if you do not tender your Restricted Notes you generally will not have any further registration rights, and your Restricted Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Restricted Notes could be adversely affected.

You may find it difficult to sell your Registered Notes because there is no existing trading market for the Registered Notes.

You may find it difficult to sell your Registered Notes because an active trading market for the Registered Notes may not develop. There is no existing trading market for the Registered Notes. We do not intend to apply for listing or quotation of the Registered Notes on any exchange, so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. As a result, the market price of the Registered Notes, as well as your ability to sell the Registered Notes, could be adversely affected.

Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that exchanges its Restricted Notes in the exchange offer for the purpose of participating in a distribution of the Registered Notes, or resells Registered Notes that were received by it for its own account in the exchange offer, may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the Registered Notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

In addition to broker-dealers, any noteholder that exchanges its Restricted Notes in the exchange offer for the purpose of participating in a distribution of the Registered Notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.

You must comply with the exchange offer procedures in order to receive freely tradable Registered Notes.

Delivery of the Registered Notes in exchange for the Restricted Notes tendered and accepted for exchange pursuant to the exchange offer will be made only if such tenders comply with the exchange offer procedures described herein, including the timely receipt by the exchange agent of book-entry transfer of the Restricted Notes into the exchange agent’s account at DTC, as depositary, including an agent’s message. We are not required to notify you of defects or irregularities in tenders of Restricted Notes for exchange. The method of delivery of Restricted Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders of the Restricted Notes.

Consummation of the exchange offer may not occur.

The exchange offer is subject to the satisfaction of certain conditions. See “Terms of the Exchange Offer—Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the timing described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their Registered Notes, during which time such holders will not be able to effect transfers of their Restricted Notes tendered in the exchange offer. Until we announce whether we have accepted valid tenders of Restricted Notes for exchange pursuant to the exchange offer, no assurance can be given that the exchange offer will be completed. In addition, subject to applicable law and as provided in this prospectus, we may, in our sole discretion, extend, re-open, amend, waive any condition of or terminate the exchange offer at any time before our announcement of whether we will accept valid tenders of Restricted Notes for exchange pursuant to the exchange offer, which we expect to make as soon as reasonably practicable after the expiration date.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Registered Notes. In consideration for issuing the Registered Notes as contemplated in this prospectus, the Company will receive in exchange Restricted Notes in like principal amount, which will be cancelled, and, as such, issuing the Registered Notes will not result in any increase in the Company’s indebtedness.

TERMS OF THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We entered into a Registration Rights Agreement with respect to the Restricted Notes on August 16, 2021. Pursuant to the Registration Rights Agreement, we agreed, among other things, to use commercially reasonable efforts to (1) file a registration statement on an appropriate registration form with respect to a registered offer to exchange the Restricted Notes for Registered Notes, with terms substantially identical in all material respects to the Restricted Notes (except that the Registered Notes will not contain terms with respect to transfer restrictions) and (2) cause the registration statement to be declared effective under the Securities Act on or before May 13, 2022. In furtherance of the foregoing, we have filed with the SEC a registration statement on Form S-4 (File No. 333-263547) with respect to the exchange offer and the Registered Notes. We will use commercially reasonable efforts to complete the exchange offer not later than August 16, 2022. If applicable law or applicable interpretations of the staff of the SEC do not permit the Company to effect the exchange offer the Company will be required to use commercially reasonable efforts to file a shelf registration statement under the Securities Act which would cover resales of the Restricted Notes.

After the SEC declares this exchange offer registration statement effective, we will offer the Registered Notes in return for the Restricted Notes. The exchange offer will remain open for at least 20 business days (or longer if required by applicable law) after the date we electronically deliver notice of the exchange offer to the holders of the applicable Restricted Notes. For each Restricted Note surrendered to us pursuant to the exchange offer, the holder of the Restricted Note will receive a Registered Note having a principal amount equal to that of the surrendered Restricted Note. Interest on each Registered Note will accrue from the last interest payment date on which interest was paid on the Restricted Note surrendered in exchange therefor.

Under existing SEC interpretations, Registered Notes acquired in the exchange offer by holders of Restricted Notes will be freely transferable without further registration under the Securities Act if the holder of the Registered Notes is acquiring the Registered Notes in the ordinary course of its business, that it has no arrangement or understanding to participate in the distribution of the Registered Notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; however, broker-dealers (“participating broker-dealers”) receiving Registered Notes in a registered exchange offer will also have a prospectus delivery requirement with respect to resales of such Registered Notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to Registered Notes (other than a resale of an unsold allotment from the original sale of the Restricted Notes) with the prospectus contained in the exchange offer registration statement relating to such Registered Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date of the exchange offer, if requested by one or more such broker-dealers, we will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers.

A holder of Restricted Notes who wishes to exchange its Restricted Notes for Registered Notes in the exchange offer will be required to represent that (1) any Registered Notes to be received by it will be acquired in the ordinary course of its business, (2) at the time of the commencement of the exchange offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Registered Notes in violation of the provisions of the Securities Act and it is not engaged in, and does not intend to engage in, the distribution of the Registered Notes, (3) it is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the Company and (4) if such holder is a broker-dealer that will receive the Registered Notes for its own account in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activities, then such holder will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Registered Notes. See “Plan of Distribution.”

Resale of Registered Notes

Based on the position that the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated and Shearman & Sterling, the Registered Notes issued in the exchange offer may be offered for resale, resold and otherwise transferred without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if the holder of the Restricted Notes who wishes to exchange its Restricted Notes for Registered Notes can make the representations set forth below under “Procedures for Tendering the Restricted Notes.” However, if such holder intends to participate in a distribution of the Registered Notes, is a broker-dealer that acquired the Restricted Notes directly from us for its own account in the initial offering of the Restricted Notes and not as a result of market-making activities or other trading activities or is an “affiliate” of the Company as defined in Rule 405 under the Securities Act, such holder will not be eligible to participate in the exchange offer, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of its Restricted Notes. See “Additional Obligations” below.

A broker-dealer that has acquired Restricted Notes as a result of market-making or other trading activities has to deliver a prospectus in order to resell any Registered Notes it receives for its own account in the exchange offer. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date of the exchange offer, if requested by one or more such broker-dealers, we will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers. See “Plan of Distribution” for more information regarding broker-dealers.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Restricted Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any and all Restricted Notes properly tendered and not withdrawn prior to the expiration time. The Restricted Notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue $2,000 principal amount or an integral multiple of $1,000 of Registered Notes in exchange for a corresponding principal amount of Restricted Notes surrendered in the exchange offer. In exchange for each Restricted Note surrendered in the exchange offer, we will issue a Registered Note with a like principal amount.

The form and terms of the Registered Notes will be substantially identical in all material respects to the form and terms of the Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement.

The Registered Notes will evidence the same debt as the Restricted Notes. The Registered Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Restricted Notes. Consequently, the Registered Notes and the corresponding Restricted Notes that are not exchanged in the applicable exchange offer will be treated as a single series of debt securities under the Indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of Registered Notes being tendered for exchange.

There will be no fixed record date for determining registered holders of Restricted Notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the Registration Rights Agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Restricted Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture.

We will be deemed to have accepted for exchange properly tendered Restricted Notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Registered Notes from the Company and delivering the Registered Notes to such holders. Subject to the terms of the exchange offer and the Registration Rights Agreement, we expressly reserve the right to amend or terminate any of the exchange offer, and to not accept for exchange any Restricted Notes not previously accepted for exchange.

We will pay all charges and expenses, other than those brokerage commissions or fees or transfer or other taxes described below, in connection with the exchange offer. It is important that you read the section titled “Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Time; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on May 3, 2022, unless, in our sole discretion, we extend the expiration time of the exchange offer.

In order to extend the exchange offer, we will notify the exchange agent in writing of any extension of the exchange offer. We will notify registered holders of the applicable Restricted Notes in writing or by public announcement of the extension, if any, of the expiration time by no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.

We expressly reserve the right, in our sole discretion:

•	to delay accepting for exchange any Restricted Notes due to an extension of the exchange offer;

•

to extend the exchange offer or to terminate the exchange offer and to refuse to accept Restricted Notes not previously accepted if any of the conditions set forth under “Conditions to the Exchange Offer” have not been satisfied by giving written notice of such extension or termination to the exchange agent; or

•	subject to the terms of the Registration Rights Agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension or termination will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of Restricted Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the relevant Restricted Notes of such amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a timely press release to a financial news service. If we make any material change to any of the exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement that includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of relevant Restricted Notes. In addition, we will extend the relevant exchange offer(s) for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer(s) would otherwise expire during that period. We will promptly notify the exchange agent by written notice of any delay in acceptance, extension, termination or amendment of any of the exchange offer.

Conditions to the Exchange Offer

Notwithstanding any other terms of the exchange offer, we will not be required to accept for exchange, or exchange any Registered Notes for, any Restricted Notes, and we may terminate any of the exchange offer as provided in this prospectus before accepting any Restricted Notes for exchange, if we determine in our sole discretion:

•	the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by any governmental agency with respect to the exchange offer.

In addition, we will not be obligated to accept for exchange the Restricted Notes of any holder that has not made the representations described in the letter of transmittal and under “Purpose and Effect of the Exchange Offer,” “Procedures for Tendering the Restricted Notes” and “Plan of Distribution,” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the Registered Notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any Restricted Notes by giving written notice (including by public announcement) of such extension to the registered holders of the relevant Restricted Notes as promptly as practicable. During any such extensions, all relevant Restricted Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any Restricted Notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate any of the exchange offer, and to reject for exchange any Restricted Notes not previously accepted for exchange, upon the occurrence of the conditions of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the relevant Restricted Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion; provided that any waiver of a condition of tender with respect to any of the exchange offer will apply to all of the relevant, outstanding Restricted Notes and not only to particular relevant Restricted Notes. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any Restricted Notes tendered, and will not issue Registered Notes in exchange for any such Restricted Notes, if at such time any stop order will be threatened or in effect with respect to the Registration Statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

Procedures for Tendering the Restricted Notes

Except as described below, a holder tendering Restricted Notes must, prior to 5:00 p.m., New York City time, on the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent, or

•	if Restricted Notes are tendered in accordance with the book-entry procedures described below, the tendering holder must transmit an agent’s message (described below) to the exchange agent.

Transmittal will be deemed made only when actually received or confirmed by the exchange agent.

In addition, the exchange agent must receive, before 5:00 p.m., New York City time, on the expiration date book-entry transfer of the Restricted Notes into the exchange agent’s account at DTC, the book-entry transfer facility.

The term “agent’s message” means a computer-generated message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the letter of transmittal and that we may enforce the letter of transmittal against such participant.

The method of delivery of Restricted Notes, letters of transmittal and all other required documents is at the holder’s election and risk. If delivery is by mail, we recommend that holders use registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure timely delivery. Holders should not send letters of transmittal or Restricted Notes to anyone other than the exchange agent.

If the holder is a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wishes to tender, such holder should promptly instruct the registered holder to tender on its behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent’s account.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the Restricted Notes surrendered for exchange are tendered:

•	by a registered holder of the Restricted Notes that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program or the New York Stock Exchange Medallion Signature Program.

We will reasonably determine all questions as to the validity, form and eligibility of Restricted Notes tendered for exchange and all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

We reserve the right to reject any particular Restricted Note not validly tendered, or any acceptance that might, in our judgment, be unlawful. We also reserve the right to waive any defects or irregularities with respect to the form of, or procedures applicable to, the tender of any particular Restricted Note before the expiration date.

Unless waived, any defects or irregularities in connection with tenders of Restricted Notes must be cured before the expiration date of the applicable exchange offer. None of the Company, the exchange agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of the Restricted Notes. None of the Company, the exchange agent or any other person will incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is executed by a person other than the registered holder of Restricted Notes, the letter of transmittal must be accompanied by the Restricted Notes endorsed by the registered holder or written instrument of transfer or exchange in satisfactory form, duly executed by the registered holder, in either case with the signature guaranteed by an eligible institution. In addition, in either case, the original endorsement or the instrument of transfer must be signed exactly as the name of any registered holder appears on the Restricted Notes.

If the letter of transmittal or any Restricted Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for exchange and withdrawal of tendered Restricted Notes will be determined by the Company in its sole discretion, and its determination will be final and binding.

By signing or agreeing to be bound by the letter of transmittal, each tendering holder of Restricted Notes will represent, among other things, that:

•

it is not an affiliate of ours or, if an affiliate of ours, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable in connection with the resale of the Registered Notes;

•	the Registered Notes will be acquired in the ordinary course of its business;

•

it is not participating, does not intend to participate, and has no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the Registered Notes; and

•

if such holder is a broker-dealer that will receive Registered Notes for its own account in exchange for Restricted Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Registered Notes. See “Plan of Distribution.”

Acceptance of Restricted Notes for Exchange; Delivery of Registered Notes

Upon satisfaction of all of the conditions to the applicable exchange offer, we will accept, promptly after the expiration date, all relevant Restricted Notes validly tendered and not validly withdrawn. We will issue the Registered Notes promptly after the expiration of the applicable exchange offer and acceptance of the relevant Restricted Notes. See “Conditions to the Exchange Offer” above. For purposes of the exchange offer, we will be deemed to have accepted validly tendered Restricted Notes for exchange when, as and if we have given written notice of such acceptance to the exchange agent.

For each Restricted Note accepted for exchange, the holder of the Restricted Note will receive a Registered Note having a principal amount equal to that of the surrendered Restricted Note. Restricted Notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of Restricted Notes whose Restricted Notes are accepted for exchange will not receive any payment for accrued interest on the Restricted Notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive such accrued interest on the Restricted Notes.

In all cases, issuance of Registered Notes for Restricted Notes will be made only after timely receipt by the exchange agent of:

•	book-entry confirmation of the deposit of the Restricted Notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or a transmitted agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged Restricted Notes will be returned without expense to the tendering holder of the Restricted Notes promptly after the expiration of the applicable exchange offer. In the case of Restricted Notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged Restricted Notes will be returned or recredited promptly after the expiration of the applicable exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the Restricted Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems and is tendering Restricted Notes must make book-entry delivery of the Restricted Notes by causing DTC to transfer those Restricted Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer, including its ATOP procedures. The participant should transmit its acceptance to DTC prior to 5:00 p.m., New York City time, on the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer, which confirmation must be received prior to 5:00 p.m., New York City time, on the expiration date. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. Delivery of Registered Notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal (or an agent’s message in lieu thereof), with any required signature guarantees and any other required documents, must be transmitted to, and received by, the exchange agent at the address listed below under “Exchange Agent” (or its account at DTC with respect to an agent’s message) prior to 5:00 p.m., New York City time, on the expiration date.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of Restricted Notes may withdraw (and resubmit) their tenders at any time prior to the expiration of the applicable exchange offer. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under “Exchange Agent,” or the holder must comply with the appropriate procedure of DTC’s ATOP system.

Any such notice of withdrawal must specify the name of the person who tendered the Restricted Notes to be withdrawn, identify the Restricted Notes to be withdrawn (including the principal amount of such Restricted Notes and the CUSIPs and total principal amount of such Restricted Notes) and, where Restricted Notes have been transmitted via ATOP, specify the name in which such Restricted Notes were registered if different from that of the withdrawing holder. Any such notice of withdrawal must also be signed by the person having tendered the Restricted Notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these Restricted Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the Restricted Notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender and, if applicable because the Restricted Notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited if different than that of the person having tendered the Restricted Notes to be withdrawn.

If certificates for Restricted Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless such holder is an eligible guarantor institution.

If Restricted Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Restricted Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination shall be final and binding on all parties. We will deem any Restricted Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any Restricted Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Restricted Notes tendered by book-entry transfer into the exchange agent’s account of DTC according to the procedures described above, such Restricted Notes will be credited to an account maintained with DTC for Restricted Notes) promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn Restricted Notes may be retendered by following one of the procedures described under “Procedures for Tendering the Restricted Notes” above at any time prior to the expiration time.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance or requests for additional copies of this prospectus, or the letter of transmittal, to the exchange agent addressed as follows:

To Confirm by E-Mail:

Ct_Reorg_Unit_Inquiries@bnymellon.com

To Confirm by Telephone:

315-414-3349

To Confirm by Fax:

732-667-9408

By Overnight Courier, Registered/Certified Mail and by Hand:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

c/o The Bank of New York Mellon Trust Company, N.A. Corporate Trust Operations-

Reorganization Unit

2001 Bryan Street, 10th Floor

Dallas, TX 75201

Attn: Joseph Felicia

Delivery to an address other than as set forth above does not constitute a valid delivery to the exchange agent.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed under the Registration Rights Agreement to pay all expenses incident to the exchange offer other than commissions or concessions of any broker-dealers and will indemnify the holders of the Restricted Notes and the Registered Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the exchange offer, including out-of-pocket expenses for the exchange agent, will be paid by the Company. We will not pay for underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of Restricted Notes by a holder.

Consequences of Failure to Exchange

Holders of Restricted Notes who do not exchange their Restricted Notes for Registered Notes under the exchange offer will remain subject to the restrictions on transfer of such Restricted Notes as set forth in the legend printed on the Restricted Notes as a consequence of the issuance of the Restricted Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and otherwise as set forth in the offering memorandum distributed in connection with the private placement offering of the Restricted Notes.

In general, you may not offer or sell the Restricted Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the Restricted Notes under the Securities Act. Based on interpretations of the SEC staff, Registered Notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is the Company’s “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; so long as the holders acquired the Registered Notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the Registered Notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the Registered Notes could not rely on the applicable interpretations of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

We do not currently anticipate that we will register under the Securities Act any Restricted Notes that remain outstanding after completion of the exchange offer. See “Risk Factors—Risks Related to the Exchange Offer—You may have difficulty selling the Restricted Notes that you do not exchange.”

Accounting Treatment

We will record the Registered Notes in our accounting records at the same carrying value as the Restricted Notes for which they were exchanged in respect of the offer made pursuant to this prospectus, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will capitalize the costs of the exchange offer and amortize the new costs and remaining unamortized expenses related to the issuance of the Restricted Notes over the term of the Registered Notes.

Additional Obligations

In the Registration Rights Agreement, we agreed that under certain circumstances we would file a shelf registration statement with the SEC covering resales of notes by holders.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take. We may in the future seek to acquire untendered Restricted Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Restricted Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Restricted Notes.

DESCRIPTION OF THE REGISTERED NOTES

All references in this section to “Huntington,” “we,” “us,” “our,” the “Company” or similar references mean Huntington Bancshares Incorporated, a Maryland corporation, and not its subsidiaries.

General

We will issue the Registered Notes under the Subordinated Debt Indenture, dated as of December 29, 2005 (the “Base Indenture”), between Huntington Bancshares Incorporated, as the issuer, and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to JPMorgan Chase Bank, N.A.), as Trustee, as supplemented by the Second Supplemental Indenture dated as of August 16, 2021 (the “Issue Date”) between the Company and the Trustee. We refer to the Base Indenture, as supplemented by the Second Supplemental Indenture, as the “Indenture,” and we refer to The Bank of New York Mellon Trust Company, N.A., in its capacity as the trustee, as the “Trustee.” The following description of the Registered Notes is subject to and qualified in its entirety by reference to the Indenture. Wherever we refer to particular sections or defined terms of the Indenture, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus. The Base Indenture was previously filed with the SEC as Exhibit 4(e) to Form S-3 (Film No. 06538577) on January 19, 2006, and is incorporated herein by reference. The Second Supplemental Indenture, including the form of the Registered Notes, was previously filed with the SEC as Exhibit 4.1 to the Current Report on Form 8-K on August 16, 2021 (Film No. 211179276) and is incorporated herein by reference.

We may, without the consent of the holders of the Registered Notes, increase the principal amount of the Registered Notes by issuing additional Registered Notes in the future with the same terms and conditions, except for any differences in the issue date, the issue price and interest accrued prior to the date of issuance of the additional Registered Notes, and with the same CUSIP number as the Registered Notes; provided that if any additional Registered Notes are not fungible with the Registered Notes for U.S. federal income tax purposes, such additional Registered Notes will be issued under a separate CUSIP number. The Registered Notes and any additional Registered Notes would rank equally and ratably and would be treated as a single series for all purposes under the Indenture.

The Registered Notes will mature at 100% of their principal amount on August 15, 2036 (the “Maturity Date”).

As described below under “—Subordination,” the Registered Notes will be unsecured and subordinated in right of payment to the payment of our existing and future Senior Debt (as defined in the Indenture), will rank equal in right of payment to all of our existing and future indebtedness ranking on a parity with the Registered Notes, including our 4.350% Subordinated Notes due 2023, and will be senior to any obligation of ours that ranks junior and not equally with or prior to the Registered Notes, including our junior subordinated debentures or indentures, as applicable, issued to our statutory trusts (which debentures rank junior to the Registered Notes). The Registered Notes are obligations of Huntington only and are not guaranteed by any of our subsidiaries. As a result, the Registered Notes will be structurally subordinated to the liabilities of our subsidiaries, including the Bank. The Registered Notes will not be entitled to any sinking fund.

Since we are a holding company, our rights and the rights of our creditors, including holders of the Registered Notes, to participate in the assets of any of our subsidiaries upon the liquidation or reorganization of any of our subsidiaries will be subject to prior claims of the creditors of any such subsidiary, including, in the case of the Bank, its depositors, except to the extent that we are a creditor of such subsidiary with recognized claims against the subsidiary. Claims on our subsidiaries by creditors other than us are likely to include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations.

The Registered Notes will be subject to defeasance under the conditions described below in “—Discharge, Defeasance and Covenant Defeasance.”

The Registered Notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the FDIC, the Federal Reserve or any other governmental agency or instrumentality.

The Registered Notes will be issued in fully registered book-entry form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for the listing of the Registered Notes on any securities exchange.

Payments of principal and interest to owners of the book-entry interests described below are expected to be made in accordance with the procedures of DTC and its participants, including Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”).

Interest

The Registered Notes will bear interest (i) to, but excluding, August 15, 2031 (the “Reset Date”), or to, but excluding, the date of earlier redemption, at a fixed rate of 2.487% per annum and (ii) during the period from and including the Reset Date to, but excluding, the Maturity Date, or to, but excluding, the date of earlier redemption, at a rate per annum that will be the Five-year U.S. Treasury Rate as of the day falling two Business Days (as defined in the Indenture) prior to the Reset Date (the “Reset Determination Date”), plus 1.170% per annum.

We will pay interest on the Registered Notes semiannually in arrears, on February 15 and August 15 of each year, ending on the Maturity Date. Holders of the Restricted Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Restricted Notes from the last interest payment date on which interest was paid on such Restricted Notes to the date of issuance of the Registered Notes. Interest on the Restricted Notes accepted for exchange will cease to accrue upon issuance of the Registered Notes. Interest is payable on the Registered Notes beginning with the first interest payment date following the consummation of the exchange offer.

Interest on the Registered Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, we will postpone the interest payment to the next succeeding Business Day, but the payment made on such date will be treated as having been made on the date that the payment was first due and the holders of the Registered Notes will not be entitled to any further interest or other payments with respect to such postponement.

The interest payable on the Registered Notes on any interest payment date will, subject to certain exceptions, be paid to the person in whose name the Registered Notes are registered at the close of business on February 1 or August 1, whether or not a Business Day, immediately preceding the applicable interest payment date.

The “Five-year U.S. Treasury Rate” means, as of the Reset Determination Date, the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 or any successor publication which is published by the Federal Reserve as of 5:00 p.m. (Eastern Time) as of any date of determination, as determined by the calculation agent in its sole discretion. If no calculation is provided as described above, then the calculation agent, after consulting such sources as it deems comparable to the foregoing calculations, or any such source as it deems reasonable from which to estimate the five-year treasury rate, shall determine the Five-year U.S. Treasury Rate in its sole discretion, provided that if the calculation agent determines there is an industry-accepted successor Five-year U.S. Treasury Rate, then the calculation agent shall use such successor rate.

“H.15” means the daily statistical release designated as such, or any successor publication, published by the Federal Reserve.

Unless we have delivered notice of redemption of all outstanding Registered Notes, with such redemption to occur on the Reset Date, we will appoint a calculation agent (which in no event shall be the Trustee or any paying agent unless otherwise agreed to in writing) with respect to the Registered Notes prior to the Reset Determination Date. The Five-year U.S. Treasury Rate will be determined by the calculation agent on the Reset Determination Date. The calculation agent will notify us within one Business Day of the interest rate from and after the Reset Date. We shall then promptly notify the Trustee in writing within five Business Days of such interest rate. We or our affiliate may assume the duties of the calculation agent. Any determination, decision or election that may be made by the Company or the calculation agent pursuant to the provisions described in this prospectus, including any determination with respect to a rate, will be conclusive and binding absent manifest error, may be made in the Company’s or the calculation agent’s sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the Registered Notes, shall become effective without consent from any other party. The calculation agent’s determination of any interest rate will be on file at our principal offices, will be made available to any holder of Registered Notes upon request and will be final and binding in the absence of manifest error.

Interest will be payable by wire transfer in immediately available funds in U.S. dollars at the office of the paying agent or, in the event the Registered Notes are not represented by a Global Note (as defined below), at the office or agency of the Company maintained for such purpose in Columbus, Ohio.

Neither the Trustee nor any paying agent will have any obligation as calculation agent or for making any determinations to be made by the calculation agent as described above.    The Trustee and paying agent may conclusively rely on any calculation made by the calculation agent without independent verification and shall have no liability or responsibility for any calculations or any information in connection with such calculations.

Subordination

Our obligation to make any payment on account of the principal and interest on the Registered Notes will be expressly subordinate and junior in right of payment and liquidation to the prior payment in full in cash of all of our Senior Debt. “Senior Debt” is defined in the Indenture to mean (other than obligations pursuant to the Base Indenture, including the Registered Notes) all of our (and not our subsidiaries’):

•

indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes, or other written instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	capital lease obligations;

•	obligations arising from off-balance sheet guarantees and direct credit substitutes, including under letters of credit, bankers’ acceptances or similar facilities issued for our account;

•

obligations issued or assumed as the deferred purchase price for property or services, including all obligations under master lease transactions pursuant to which we have agreed to be treated as owner of the subject property for U.S. federal income tax purposes;

•

obligations with respect to derivative products, including securities contracts, commodity contracts, interest rate and currency swap agreements, currency hedge, exchange or similar agreements, cap, floor, and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements;

•

guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and other similar contingent obligations in respect of obligations of others of a type described in the preceding bullets, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States; and

•	obligations to our other general creditors;

in each case, whether outstanding on the date that we entered into the Indenture or arising after that time.

Senior Debt will not include: (i) our capital stock, including our preferred stock, or depositary shares representing our stock, (ii) our obligations to our subsidiaries or to any Person with respect to which we become a subsidiary, and (iii) all indebtedness that (a) expressly states that it is junior to or ranks equally in right of payment with the Registered Notes, (b) is identified as junior to, or equal in right of payment with, the Registered Notes in any board resolution establishing such indebtedness or in any supplemental indenture and (c) our junior subordinated debentures or indentures, as applicable, issued to our statutory trusts (which rank junior to the Registered Notes) and the 4.350% Subordinated Notes due 2023 that are our obligations (which rank equally with the Registered Notes).

Senior Debt will continue to be Senior Debt and entitled to the benefits of the subordination provisions of the Indenture irrespective of any amendment, modification, or waiver of any term of Senior Debt or extension or renewal of Senior Debt.

In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment of debt, composition, or other similar proceeding relating to Huntington or its property, any proceeding for the liquidation, dissolution, or other winding up of Huntington, whether voluntary or involuntary and whether or not involving insolvency, bankruptcy or receivership proceedings, any assignment by Huntington for the benefit of creditors or any other marshalling of the assets of Huntington, all of our obligations to holders of our Senior Debt will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal or interest on the Registered Notes. Only after payment in full of all amounts owing with respect to Senior Debt will the holders of the Registered Notes, together with the holders of any of our obligations ranking on a parity with the Registered Notes, be entitled to be paid from our remaining assets the amounts due and owing on account of unpaid principal of and interest on the Registered Notes.

In the event and during the continuation of any default in the payment of the principal of or any premium or interest on any Senior Debt beyond any applicable grace period with respect to such Senior Debt, or in the event that any event of default with respect to any Senior Debt shall have occurred and be continuing permitting the holders of such Senior Debt (or the trustee on behalf of the holders of such Senior Debt) to declare such Senior Debt due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default, then no payment shall be made by Huntington on account of the principal of or interest on the Registered Notes or on account of the purchase or other acquisition of any Registered Notes.

If we violate the Indenture by making a payment or distribution to holders of the Registered Notes before we have paid all Senior Debt in full, then such holders of the Registered Notes will have to pay or transfer the payments or distributions to the trustee in bankruptcy, receivership or liquidation, or other person distributing our assets for payment of Senior Debt.

By reason of the above subordination in favor of the holders of our Senior Debt, in the event of our bankruptcy or insolvency, holders of our Senior Debt may receive more, ratably, and holders of the Registered Notes may receive less, ratably, than our other creditors.

In addition, the Registered Notes may be fully subordinate to interests held by the U.S. government if we enter into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.

The Registered Notes do not contain any limitation on the amount of Senior Debt or other obligations ranking senior to, pari passu with or junior to the indebtedness evidenced by the Registered Notes that may be hereafter incurred by Huntington or its subsidiaries.

With respect to the assets of a subsidiary of Huntington, creditors of Huntington (including holders of the Registered Notes) are structurally subordinated to the prior claims of creditors of such subsidiary, except to the extent that Huntington may be a creditor with recognized claims against such subsidiary.

The Registered Notes will not be guaranteed by any of our subsidiaries. Our subsidiaries may, without notice or consent of the holders of the Registered Notes, incur additional debt or liabilities in the future, all of which would rank structurally senior to the Registered Notes. Huntington may from time to time, without notice or consent of the holders of the Registered Notes, incur additional indebtedness ranking equally with the Registered Notes, as well as junior subordinated indebtedness ranking junior to the Registered Notes.

As of December 31, 2021, we had approximately $2.1 billion of Senior Debt, approximately $781 million of indebtedness ranking on a parity with the Registered Notes and approximately $247 million of indebtedness ranking junior to the Registered Notes, including our junior subordinated debentures or indentures, as applicable, issued to our statutory trusts. As of that date, we had a total consolidated indebtedness of $7.1 billion, including $3.2 billion of indebtedness of our subsidiaries.

Optional Redemption

On at least 10 days but no more than 60 days prior written notice delivered to the registered holders of the Registered Notes, we may redeem the Registered Notes in whole, but not in part, on, and only on, the Reset Date, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, at a redemption price equal to 100% of the aggregate principal amount of the Registered Notes, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. We shall provide written notice to the Trustee of any redemption at least 15 days prior to the redemption date (unless a shorter notice is satisfactory to the Trustee).

The Registered Notes may not otherwise be redeemed prior to the Maturity Date, except that on at least 10 days but no more than 60 days prior written notice delivered to the registered holders of the Registered Notes, we may also at our option and subject to prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, redeem the Registered Notes in whole, but not in part, at a redemption price equal to 100% of the principal amount of the Registered Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption, within 90 days after the occurrence of:

•

a “Tax Event,” defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); or (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation in each case, which change or amendment becomes effective or which administrative or judicial action is announced on or after the Issue Date, there is more than an insubstantial risk that interest payable by us on the Registered Notes is not, or, within 90 days after the date of such opinion, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes;

•

a “Tier 2 Capital Event,” defined in the Indenture to mean our good faith determination that, as a result of (a) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the Issue Date of the Registered Notes; (b) any proposed change in those laws, rules or regulations that is announced or becomes effective after the Issue Date of the Registered Notes; or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines with respect thereto that is announced after the Issue Date, there is more than an insubstantial risk that we will not be entitled to treat the Registered Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable to us, for so long as any Registered Notes are outstanding; or

•	Huntington becoming required to register as an investment company pursuant to the 1940 Act.

If we elect to redeem the Registered Notes, we will provide notice by first class mail, postage prepaid, or electronic transmission, addressed to the holders of record (which, in the case of registered global notes, will be DTC or its nominee or a nominee of Euroclear and Clearstream) of the Registered Notes. Such mailing or transmission will be at least 10 days and not more than 60 days before the redemption date. Each notice of redemption will state:

•	the redemption date;

•	the redemption price;

•	“CUSIP” or “ISIN” number of the Registered Notes;

•	that on the redemption date the redemption price will become due and payable upon each Registered Note, and that interest thereon will cease to accrue on and after the date of redemption; and

•	the place or places where the Registered Notes are to be surrendered for payment of the redemption price.

If the Registered Notes are to be redeemed, the redemption price payable to the holder of any Registered Notes called for redemption will be payable on the applicable redemption date against the surrender to us or our agent of any certificate(s) evidencing the Registered Notes. If money sufficient to pay the redemption price of, and any accrued interest on, the Registered Notes on the redemption date is deposited with our paying agent on or before the redemption date and certain other conditions are satisfied, then on and after the redemption date, interest will cease to accrue on the Registered Notes and the Registered Notes will cease to be outstanding.

Notwithstanding any of the foregoing, installments of interest on the Registered Notes that are due and payable on an interest payment date falling on or prior to the redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date in accordance with the Registered Notes and the Indenture.

Under the Federal Reserve’s current risk-based capital regulations, any redemption of the Registered Notes will be subject to the prior approval of the Federal Reserve. In addition, prior to exercising our option to redeem the Registered Notes, or immediately thereafter, we will be required to either replace the redeemed Registered Notes with an equivalent amount of a financial instrument that meets the Federal Reserve’s regulatory capital criteria, or demonstrate to the satisfaction of the Federal Reserve that following redemption, or immediately thereafter, we would continue to hold an amount of capital that is commensurate with Huntington’s risk.

The Registered Notes will not be subject to repayment at the option of the holder at any time prior to the Maturity Date and will not be entitled to any sinking fund.

Merger, Consolidation or Sale of Assets

We may consolidate with, or sell, lease or otherwise transfer all or substantially all of our assets to, or merge with or into, any other corporation, trust or other entity, provided that:

•

we are the survivor in the merger, or the survivor, if not us, (1) is a Person (as defined in the Indenture) organized and validly existing under the laws of the United States, any state of the United States or the District of Columbia and (2) expressly assumes by supplemental indenture the due and punctual payment of the principal of and interest on all of the outstanding Registered Notes and the due and punctual performance and observance of all of the covenants and conditions to be performed by us contained in the Indenture;

•

immediately after giving effect to the transaction, no event of default (as described below) under the Indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

•	other conditions described in the Indenture are met.

Upon any such consolidation, merger, or sale, the successor corporation formed, or into which we are merged or to which we are sold, shall succeed to, and be substituted for, us under the Indenture.

This covenant would not apply to any recapitalization transaction, change of control of us or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger or consolidation or transfer of all or substantially all of our assets. There are no covenants or other provisions in the Indenture providing for a put or increased interest or that would otherwise afford holders of the Registered Notes additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a person.

This covenant would not apply to the direct or indirect conveyance or transfer of all or any portion of the stock, assets or liabilities of any of our wholly owned subsidiaries to us or our other wholly owned subsidiaries.

Waiver of Certain Covenants

We may choose not to comply with any term, provision or condition of certain covenants contained in the Indenture, or with certain other terms, provisions or conditions with respect to the Registered Notes (except any such term, provision or condition which could not be amended without the consent of all holders of the Registered Notes), if before the time for compliance with the covenant, term, provision or condition, the holders of at least a majority in principal amount of the Registered Notes either waive compliance in that instance or generally waive compliance with that covenant, provision or condition. Unless the holders of the Registered Notes expressly waive compliance with a covenant and the waiver has become effective, our obligations and the duties of the Trustee in respect of the term, provision, or condition will remain in full force and effect.

Events of Default; Limitation on Suits

Under the Indenture, an event of default will occur with respect to the Registered Notes only (1) if a court enters an order in an involuntary bankruptcy or insolvency proceeding of Huntington that continues unstayed and in effect for a period of 60 consecutive days or (2) if Huntington commences a bankruptcy or insolvency proceeding or consents to the entry of an order in an involuntary bankruptcy or insolvency proceeding or (3) if Huntington is placed into receivership in a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.

If an event of default occurs and is continuing, the principal amount of and accrued and unpaid interest on the Registered Notes shall become immediately due and payable. The foregoing provision would, in the event of the bankruptcy, insolvency or receivership involving Huntington, be subject as to enforcement to the broad equity powers of a federal bankruptcy court and to the determination by that court of the nature and status of the payment claims of the holders of the Registered Notes. At any time after a declaration of acceleration with respect to the Registered Notes has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding Registered Notes and other affected series of securities issued under the Indenture (we refer to the Registered Notes and such other securities as the “Securities”), may rescind and annul the acceleration but only if certain conditions have been satisfied.

There is no right of acceleration in the case of a default in the payment of principal of or interest on the Registered Notes or in our performance of any other obligation under the Registered Notes or the Indenture. If we default in our obligation to pay any interest on the Registered Notes when due and payable and such default continues for a period of 30 days, or if we default in our obligation to pay the principal amount due upon maturity, or if we breach any covenant or agreement contained in the Indenture, then the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of Registered Notes of the performance of any covenant or agreement in the Indenture.

The Indenture provides that, subject to the duty of the Trustee upon the occurrence and continuance of an event of default to act with the required person standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Registered Notes unless such holders shall have offered to the Trustee reasonable indemnity or security against the costs, expenses and liabilities which may be incurred by it in complying with such request or direction. Subject to certain provisions, the holders of a majority in principal amount of the outstanding Registered Notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Registered Notes.

No holder of Registered Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	such holder has previously given written notice to the Trustee of a continuing event of default with respect to the Registered Notes;

•

the holders of not less than 25% in principal amount of the Registered Notes shall have made written request to the Trustee to institute proceedings in respect of such event of default in its own name as Trustee under the Indenture;

•	such holder or holders have offered to the Trustee indemnity against the costs, expenses, and liabilities to be incurred in complying with such request;

•	the Trustee for 60 days after its receipt of such notice, request, and offer of indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the Trustee during such 60 day-period by the holders of a majority in principal amount of the outstanding Registered Notes.

In any event, the Indenture provides that no one or more of such holders shall have any right under the Indenture to affect, disturb or prejudice the rights of any other holder, or to obtain priority or preference over any of the other holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all holders of Registered Notes.

Modification and Waiver

The Indenture provides that we and the Trustee may modify or amend the Indenture with or, in certain cases, without the consent of the holders of a majority in principal amount of outstanding Registered Notes and other affected Securities; provided, however, that any modification or amendment may not, without the consent of the holder of each outstanding Security affected thereby:

•	change the stated maturity of the principal of, or any installment of interest on, any Security;

•	reduce the principal amount or rate of interest of any Security;

•	change the place of payment where any Security or any interest is payable;

•	impair the right to institute suit for the enforcement of any payment on or after its stated maturity;

•	modify the provisions of the Indenture with respect to the subordination of the Securities in a manner adverse to the holders of the Securities; or

•

reduce the percentage in principal amount of the outstanding Securities the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with the provisions of or defaults under the Indenture and the consequences thereof under the Indenture.

In addition, the holders of a majority in principal amount of the outstanding Registered Notes may, on behalf of all holders of Registered Notes, waive compliance by us with certain terms, conditions and provisions of the Indenture, as well as any past default and/or the consequences of default, other than any default in the payment of principal or interest or any breach in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Security of the affected series. In connection with any modification, waiver or amendment of the Indenture, we shall provide the Trustee with the required documentation under the Indenture.

Discharge, Defeasance and Covenant Defeasance

Under the Indenture, we may discharge certain obligations to holders of the Registered Notes that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year. We can discharge these obligations by irrevocably depositing with the Trustee funds in United States dollars in an amount sufficient to pay the entire indebtedness on the Registered Notes, including the principal of and interest payable on the Registered Notes to the date of the deposit, if the Registered Notes have become due and payable, or to the Maturity Date, if the Registered Notes have not yet become due and payable.

We may also elect either of the following:

•	to be defeased and discharged from any and all obligations with respect to the Registered Notes (“legal defeasance”), except certain of our obligations, including but not limited to:

•	to register the transfer or exchange of the Registered Notes;

•	to replace temporary or mutilated, destroyed, lost or stolen Registered Notes;

•	to maintain an office or agency for the Registered Notes; and

•	to hold moneys for payment in trust; or

•

to be defeased and discharged from certain of our obligations described under “—Waiver of Certain Covenants” and our obligations described under “—Merger, Consolidation or Sale of Assets” or, to the extent permitted by the terms of the Registered Notes, our obligations with respect to any other covenant (“covenant defeasance”).

If we choose to defease and discharge our obligations under the covenants with respect to the Registered Notes, we will not have any obligations with respect to such covenants and neither the Trustee nor the holders of the Registered Notes will have any rights with respect to such covenants. However, to make either election, we must irrevocably deposit with the Trustee, in trust, an amount, in United States dollars, in United States government obligations or both, that will provide sufficient funds to pay the principal of and interest on the Registered Notes on the relevant scheduled due dates.

We may defease and discharge our obligations as described in the preceding paragraphs only if, among other things:

•

we have delivered to the Trustee an opinion of counsel to the effect that the holders of the Registered Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance described in the previous paragraphs and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance or covenant defeasance had not occurred. In the case of legal defeasance, the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service (“IRS”) or a change in applicable U.S. federal income tax laws occurring after the date of the Indenture; and

•	no event of default, or event that with notice or lapse of time or both will be an event of default, has occurred and is continuing with respect to the Registered Notes.

Trustee

The Bank of New York Mellon Trust Company, N.A. will act as Trustee for the Registered Notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the Trustee and its affiliates in the ordinary course of business. Additionally, we maintain banking relationships with The Bank of New York Mellon Trust Company, N.A. and its affiliates in the ordinary course of business. These banking relationships include The Bank of New York Mellon Trust Company, N.A. and its affiliates serving as trustee under indentures involving our existing debt securities, serving as trustee of our trust preferred securities, and providing us with general banking services. Upon the occurrence of an event of default or an event which, after notice or lapse of time or both, would become an event of default under the Registered Notes, or upon the occurrence of a default under another indenture under which The Bank of New York Mellon Trust Company, N.A. serves as trustee for our other existing debt securities or trust preferred securities, the Trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as Trustee under the Indenture. In that event, we would be required to appoint a successor trustee.

Upon the registration of the Registered Notes, the Trustee will have all of the duties and responsibilities specified under the Trust Indenture Act.

The Trustee, in any capacity, has not participated in the preparation of this prospectus or makes any representation or warranty as to the accuracy or validity of the information contained herein.

Miscellaneous

We, or our affiliates, may from time to time purchase any of the Registered Notes that are then outstanding, by tender in the open market or by private agreement.

Notices

Any notices required to be given to the holders of the Registered Notes will be given to DTC.

Governing Law

The Indenture and the Registered Notes are governed by and will be construed in accordance with the laws of the State of New York.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

Like the Restricted Notes, the Registered Notes will be issued in the form of registered notes in global form, without interest coupons (the “global notes”).

Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream, as applicable. We have provided the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time.    We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants.

DTC’s participants include securities brokers and dealers, including banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Registered Notes represented by that global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have the Registered Notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of the Registered Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the Registered Notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

In a few special situations described below, the book-entry system for the notes will terminate and interests in the global notes will be exchanged for definitive notes in registered form. You must consult your bank, broker or other financial institution to find out how to have your interests in the notes transferred to your name, so that you will be a direct holder.

The special situations for termination of the book-entry system for the notes are:

•

the depositary for any of the notes represented by a registered global note (1) notifies us that it is unwilling or unable to continue as depositary or clearing system for the global notes or (2) ceases to be a “clearing agency” registered under the Exchange Act, and in either event we are unable to find a qualified replacement for such depositary within 90 days;

•	we, in our sole discretion, determine to allow global notes to be exchangeable for definitive notes in registered form; or

•	there has occurred and is continuing an event of default with respect to the notes and DTC notifies the trustee of its decision to exchange the global notes for definitive notes in registered form.

EXCHANGE OFFER; REGISTRATION RIGHTS

On August 16, 2021, the Company and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and Huntington Securities, Inc. entered into the Registration Rights Agreement with respect to the Restricted Notes. In the Registration Rights Agreement, the Company agreed, among other things, for the benefit of the holders of the Restricted Notes to use commercially reasonable efforts to (1) file a registration statement on an appropriate registration form with respect to a registered offer to exchange Restricted Notes for Registered Notes, with terms substantially identical in all material respects to such Restricted Notes (except that the Registered Notes will not contain terms with respect to transfer restrictions) and (2) cause the registration statement to be declared effective under the Securities Act by May 13, 2022.

If the SEC declares the registration statement of which this prospectus forms a part effective, the Company will offer the Registered Notes in exchange for the Restricted Notes. The exchange offer will remain open for at least 20 business days (or longer if required by applicable law) after the date we electronically deliver notice of the exchange offer to the holders of the applicable Restricted Notes. For each Restricted Note surrendered to the Company under the exchange offer, the holders of such Restricted Note will receive a Registered Note of equal principal amount. Interest on each Registered Note will accrue from the last interest payment date on which interest was paid on the Restricted Note surrendered in exchange therefor. A holder of registrable securities that participates in the exchange offer will be required to make certain representations to us. We will use commercially reasonable efforts to complete the exchange offer not later than August 16, 2022.

Under existing interpretations of the SEC contained in several no-action letters to third parties, the Registered Notes will be freely transferable after the exchange offer without further registration under the Securities Act, except that any broker-dealer that participates in the exchange offer must deliver a prospectus meeting the requirements of the Securities Act when it resells the Registered Notes. In addition, under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange their Restricted Notes for Registered Notes in the exchange offer.

We will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of the Registered Notes. Restricted Notes of not tendered in the exchange offer will bear interest at the rate set forth in “Description of the Registered Notes” with respect to such Restricted Notes and be subject to all the terms and conditions specified in the Indenture, including transfer restrictions, but will not retain any rights under the Registration Rights Agreement after the consummation of the exchange offer.

Our obligations to register the exchange notes will terminate upon the completion of the exchange offer. However, under certain circumstances specified in the registration rights agreement, we may be required to file a shelf registration agreement for a continuous offer in connection with the old notes.

This summary of the provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety to, all the provisions of the Registration Rights Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax considerations relating to the exchange of Restricted Notes for Registered Notes in the exchange offer. It does not purport to contain a complete analysis of all the potential tax considerations relating to the exchange. This discussion is limited to holders of Restricted Notes who hold the Restricted Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion is based upon the Code, the Treasury Regulations promulgated thereunder, judicial authorities and published positions of the IRS, all as currently in effect, and all of which are subject to change or differing interpretations possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is for general information purposes only and does not address all of the U.S. federal income tax consequences and considerations that may be relevant to a particular holder in light of such holder’s particular facts and circumstances and does not apply to holders that are subject to special treatment under U.S. federal income tax laws, such as, for example, banks or other financial institutions; insurance companies, regulated investment companies, real estate investment trusts or mutual funds; holders liable for the alternative minimum tax; certain former citizens or former long-term residents of the United States; U.S. holders having a “functional currency” other than the U.S. dollar; tax-exempt organizations; dealers in securities or currencies; entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (or investors therein); subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts; traders in securities that elect to use a mark to market method of accounting; “controlled foreign corporations”; “passive foreign investment companies”; or holders that hold Restricted Notes as part of a straddle, hedge, constructive sale, or conversion transaction or other integrated or risk reduction transaction.

This discussion does not address any tax consequences under U.S. federal tax laws other than those pertaining to income tax, nor does it address any considerations under any state, local or foreign tax laws or under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion also does not address any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Restricted Notes, the tax treatment of a person treated as a partner in such partnership for U.S. federal income tax purposes generally will depend upon the status of the partner and the activities of the partnership. Such partnerships and partners in such partnerships should consult their tax advisors about the tax consequences of the exchange to them.

This discussion is for general purposes only. All holders are urged to consult with their tax advisors as to the specific tax consequences to them of the exchange of Restricted Notes for Registered Notes in light of their particular facts and circumstances, including the applicability and effect of any U.S. federal, state, local, foreign or other tax laws.

Consequences of Tendering Restricted Notes

The exchange of Restricted Notes for Registered Notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. Accordingly, you will not recognize gain or loss upon the exchange of Restricted Notes for Registered Notes, your basis in the Registered Notes will be the same as your basis in the Restricted Notes surrendered in exchange therefor immediately before the exchange, and your holding period in the Registered Notes will include your holding period for the Restricted Notes exchanged.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Registered Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that, for a period of up to 180 days after the expiration date of the exchange offer, if requested by one or more such broker-dealers, the Company will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers.

The Company will not receive any proceeds from any sale of Registered Notes by broker-dealers. Registered Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Registered Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Registered Notes. Any broker-dealer that resells Registered Notes that were received by it for its own account pursuant to the exchange offer, and any broker or dealer that participates in a distribution of such Registered Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Registered Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration time of the exchange offer, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Company has agreed to pay certain expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Registered Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Registered Notes (including any broker-dealers) against certain liabilities pursuant to the Registration Rights Agreement, including liabilities under the Securities Act.

LEGAL MATTERS

Wachtell, Lipton, Rosen & Katz and Venable LLP will pass on certain aspects of the validity of the Registered Notes offered in the exchange offer.

EXPERTS

The financial statements of Huntington Bancshares Incorporated and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management’s Assessment of Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of TCF as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 (which is included in Management’s Report on Internal Control Over Financial Reporting) have been incorporated in this prospectus in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, which reports appear in the Form 8-K of Huntington Bancshares Incorporated dated April 30, 2021 which is incorporated by reference in the Form 8-K/A dated July 29, 2021 which is incorporated by reference in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those publicly filed documents. The information incorporated by reference herein is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. Accordingly, we incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of the offering under this prospectus (excluding in each case information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act or the Exchange Act):

1.

Our Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 18, 2022 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement filed on March 10, 2022);

2.	Our Current Report on Form 8-K/A, filed on July 29, 2021 (Film No. 211127909); and

3.	Our Current Report on Form 8-K, filed on January 19, 2022 (Film No. 22546408) and March 14, 2022.

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement hereto. We have not authorized any person, including any salesperson or broker, to provide information other than that provided in this prospectus and in any supplement hereto. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and in any supplement hereto is accurate only as of the date on its cover page and that any information incorporated by reference herein is accurate only as of the date of the document incorporated by reference.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents we incorporate by reference in this prospectus, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus incorporates. You may request copies by writing or telephoning us at the following address:

Investor Relations

Huntington Bancshares Incorporated

41 South High Street

Columbus, Ohio 43287

Telephone: (614) 480-5676

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than April 26, 2022. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended.

Except as expressly provided above, no other information is incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 (File No. 333-263547) under the Securities Act that registers the Registered Notes that will be offered in exchange for the Restricted Notes. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the Registered Notes. The rules and regulations of the SEC allow us to omit from this document certain information included in the registration statement.

We are subject to the informational requirements of the Exchange Act and file reports and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. We also maintain an Internet site at http://www.huntington.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision. Huntington’s and its subsidiaries’ names, abbreviations thereof, logos, and product and service designators are all either the registered or unregistered trademarks or tradenames of Huntington and its subsidiaries. Names, abbreviations of names, logos, and products and service designators of other companies are either the registered or unregistered trademarks or tradenames of their respective owners.